Exhibit 1.1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of July 2005.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of July 2005.

Operational Statistics for the month of July 2005 and the comparative figures for the previous month are as follows:-

		July 2005	June 2005

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	90.469 million	89.614 million
	- Post-paid Subscribers	45.746 million	45.325 million
	- Pre-paid Subscribers	44.723 million	44.289 million
	Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	6.202 million	5.347 million
	- Post-paid Subscribers	2.903 million	2.482 million
	- Pre-paid Subscribers	3.299 million	2.865 million
	Aggregated Number of CDMA Cellular Service Subscribers	31.321 million	30.920 million
	- Post-paid Subscribers	28.870 million	28.563 million
	- Pre-paid Subscribers	2.451 million	2.357 million
	Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	3.507 million	3.106 million
	- Post-paid Subscribers	3.046 million	2.739 million
	- Pre-paid Subscribers	0.461 million	0.367 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	6.4588 billion	5.5398 billion
	- Domestic Long Distance	6.3652 billion	5.4566 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0936 billion	0.0832 billion
	Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	8.6747 billion	7.4035 billion
	- Domestic Long Distance	8.5933 billion	7.3339 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0814 billion	0.0696 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	8.289 million	8.347 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of June 2005 and July 2005 are aggregated data reported at 24:00 on 30 June 2005 and 31 July 2005 respectively.

2.                     The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of July 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 31 July 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of June and July 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Qiuhong, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian and Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 18 August 2005

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